Exhibit 5.6

[Letterhead of Wyatt, Tarrant & Combs, LLP]

July 12, 2016

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

Re:	Offering of 4.375% Senior Notes Due 2023
Omega Healthcare Investors, Inc.

Ladies and Gentlemen:

We have served as special Kentucky counsel to Sterling Acquisition, LLC, a Kentucky limited liability company (the “Opinion Subsidiary”), a wholly owned, direct or indirect subsidiary of Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”), in connection with the sale to the several underwriters named in the Underwriting Agreement (as defined below) by the Parent of $700,000,000 aggregate principal amount of 4.375% Senior Notes due 2023 (the “Notes”) and the guarantee of the Notes by certain direct or indirect subsidiaries of Parent (the “Guarantors”), including the Opinion Subsidiary (such guarantee by the Opinion Subsidiary, the “Guarantee,” and together with the Notes, the “Securities”), in each case, pursuant to the terms of that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of June 30, 2016, by and among the Parent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Agricole Securities (USA) Inc., on behalf of themselves and as the representatives of the several underwriters named on Schedule 1 thereto and the Guarantors. The Securities are being issued pursuant to the Indenture, dated as of July 12, 2016 (the “Indenture”), between the Parent, the Guarantors and U.S. Bank National Association, as trustee.

We have not been involved in the preparation of the Underwriting Agreement, nor were we involved in the negotiation, preparation or execution of the Indenture, the Guarantee, or any of the related agreements executed or delivered in connection with the Securities. We have been retained solely for the purpose of rendering certain opinions pursuant to Kentucky law with respect to the Opinion Subsidiary.

In connection herewith, we have examined:

1.          The automatic shelf registration statement on Form S-3 (File No. 333-208710) (the “Original Registration Statement”) covering the Securities, filed by the Parent and the additional subsidiary guarantor registrants named therein with the Commission on December 22, 2015 under the Securities Act of 1933, as amended (the “Securities Act”), as amended by that certain Post-Effective Amendment filed with the Commission on June 30, 2016 (as so amended, the “Registration Statement”);

2.          the Underwriting Agreement;

3.          the Indenture;

4.          the form of Notes attached as Exhibit A to the Indenture;

5.          the form of Guarantee attached as Exhibit C to the Indenture;

6.          the prospectus dated December 22, 2015 as supplemented by the Prospectus dated June 30, 2016 related to the Securities (together, the “Prospectus”);

7.          the articles of organization and operating agreement of the Opinion Subsidiary as certified by the applicable Secretary, Assistant Secretary or other appropriate representative of such Opinion Subsidiary as of the date hereof;

8.          a certificate of existence for the Opinion Subsidiary as of June 27, 2016 (the “Certificate of Existence”); and

9.          certificates of the respective Secretaries, Assistant Secretaries or other appropriate representatives of the Opinion Subsidiary as the date hereof, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.

The documents referenced as items (1) through (6) above are collectively referred to as the “Transaction Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Opinion Subsidiary, certificates of public officials and officers or other appropriate representatives of the Opinion Subsidiary, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Opinion Subsidiary.

In connection herewith, we have assumed that, other than with respect to the Opinion Subsidiary, all of the documents referred to in this opinion have been duly authorized, executed and delivered by all of the parties thereto, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.          The Opinion Subsidiary is a limited liability company, duly organized and validly existing under the laws of the Commonwealth of Kentucky and, based solely on the Certificate of Existence, has paid all fees due and owing to the Secretary of State’s Office, has delivered to the Kentucky Secretary of State its most recent annual report as required by KRS 14A.6-010 and has not filed articles of dissolution.

2.          The Opinion Subsidiary has all necessary limited liability company power and authority to execute and deliver the Indenture and Guarantee, and to perform its obligations thereunder.

3.          The execution and delivery by the Opinion Subsidiary of the Indenture and Guarantee, and the performance by the Opinion Subsidiary of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of the Opinion Subsidiary.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by,

subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)          Our opinion set forth herein reflects only the application of applicable Kentucky state law (excluding the securities and blue sky laws of such state, as to which we express no opinion). The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) in the Commonwealth of Kentucky on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)          No opinion is expressed regarding: (i) the laws, statutes and ordinances, administrative decisions, rules and regulations and other legal requirements of counties, towns, municipalities and political subdivisions of Kentucky; or (ii) any law or regulation concerning securities, taxation, labor, employee benefits, environmental protection, anti-trust or unfair competition.

We do not render any opinions except as expressly set forth above. The opinion set forth herein is made as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Parent’s Current Report on Form 8-K We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Wyatt, Tarrant & Combs, LLP

Wyatt, Tarrant & Combs, LLP